Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated September 14, 2020, relating to the balance sheet of Sports Entertainment Acquisition Corp. as of August 12, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 30, 2020 (inception) through August 12, 2020, appearing in the Registration Statement on Form S-1, File No. 333-248798, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 1, 2020